Exhibit 10.1

FORM

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of March 13, 2025 (the “Agreement Date”), by and among (i) Mallinckrodt plc, a public limited company incorporated in Ireland (hereinafter called “Macaw”), (ii) Endo, Inc., a Delaware corporation (hereinafter called “Eagle”), and (iii) [ ], a shareholder of Eagle (the “Shareholder1”). Each of Macaw, Eagle and the Shareholder is sometimes referred to as a “Party” and collectively as the “Parties”.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Macaw, Eagle and Salvare Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Macaw (“Merger Sub”), are entering into a Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”).

B. The Transaction Agreement provides for, among other things, Eagle submitting the adoption of the Transaction Agreement and the Eagle Distributable Reserves Resolution for consideration by Eagle Shareholders at the Eagle Special Meeting (such resolutions, the “Eagle Resolutions”).

C. As of the Agreement Date, except as set forth on Schedule A hereto, the Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of [ ] Eagle Shares, such Eagle Shares being all of the Eagle Shares owned of record or beneficially by the Shareholder as of the Agreement Date (the “Owned Shares”, and the Owned Shares together with any additional Eagle Shares that the Shareholder may acquire the record and/or beneficial ownership of after the Agreement Date, however so acquired (including pursuant to a stock split, reverse stock split, share swap, stock dividend or distribution or any change in the Eagle Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares, similar transaction or otherwise), together, the “Covered Shares”).

D. As an inducement to the willingness of Macaw and Eagle to enter into the Transaction Agreement, Macaw and Eagle have required that the Shareholder enter into this Agreement with respect to the Covered Shares, and the Shareholder desires to enter into this Agreement to induce Macaw and Eagle to enter into the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

[1]	NTD: Reference to “Shareholder” to be revised to “Shareholders” if multiple affiliated shareholders sign same voting agreement.

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earliest to occur of (a) the Merger Effective Time, (b) receipt of the Eagle Shareholder Approval, (c) an Eagle Change of Recommendation solely as set forth in Section 5.3(d)(ii) of the Transaction Agreement in response to an Eagle Superior Proposal in compliance with the terms and conditions of the Transaction Agreement, (d) any amendment, modification or waiver of the Transaction Agreement that either (i) changes the amount of consideration payable to Shareholder in an adverse manner or (ii) is otherwise material and adverse to Shareholder and (e) such date and time as the Transaction Agreement shall be validly terminated pursuant to Section 9 thereof.

1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above, unless the consummation of the offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, deposit or other transfer contemplated by such Contract or commitment is expressly conditioned on the execution of a written agreement, reasonably satisfactory in form and substance to Macaw and Eagle, by the transferee to be bound by all of the terms of this Agreement and conditioned upon the consummation of such transfer.

2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements.

2.1. No Transfer of Covered Shares. Until the Expiration Time, the Shareholder agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares, other than with the prior written consent of Macaw and Eagle or in compliance with Section 3 of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be ab initio null and void and of no effect whatsoever. If any involuntary Transfer of any Covered Shares shall occur prior to the Expiration Time, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time.

2.2. No Inconsistent Arrangements. The Shareholder hereby agrees that, from and after the date hereof and until the Expiration Time, the Shareholder shall not, directly or indirectly, knowingly take any action that would have the effect of preventing, materially delaying or materially impairing such Shareholder from performing any of its obligations under this Agreement or that would prevent, materially delay or materially impair the consummation of the Merger, the Scheme, the Macaw Articles Amendment or any of the other transactions contemplated by the Transaction Agreement or the performance by Macaw or Eagle of their obligations under the Transaction Agreement.

3. Permitted Transfers. Section 2.1 above shall not prohibit the Transfer of Covered Shares by the Shareholder to a transferee who prior to the date of such Transfer, enters into a written agreement, reasonably satisfactory in form and substance to Macaw and Eagle, to be bound by all of the terms of this Agreement.

4. Agreement to Vote the Covered Shares.

4.1. Voting Agreement. Until the Expiration Time, at every meeting of Eagle’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Eagle’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) all of such Shareholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Shareholder’s Covered Shares) (a) in favor of the approval of the Eagle Resolutions, and (b) against any Eagle Competing Proposal (clauses (a) and (b), the “Covered Proposals”). Notwithstanding any recommendation (including any change thereof) or any other action or inaction of the Board of Directors of Eagle with respect to a Covered Proposal, the Shareholder shall vote all of the Shareholder’s Covered Shares in favor of any Covered Proposals of the type described in clause (a) of the definition of Covered Proposals and in opposition to any Covered Proposals of the type described in clause (b) of the definition of Covered Proposals.

4.2. Quorum. Until the Expiration Time, at every meeting of Eagle’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

5. Waiver of Certain Actions. The Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against Macaw, Eagle, any of their respective Affiliates or successors or any of their respective directors, managers or officers (as applicable), (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the closing of the Merger, the completion of the Scheme or the consummation of the Macaw Articles Amendment), or (b) alleging a breach of any duty of the Board of Directors of Eagle in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Macaw and Eagle, with respect to the Shareholder and the Shareholder’s ownership of the Covered Shares, that:

6.1. Due Authority. The Shareholder has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. The Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and the execution and delivery of this Agreement, the performance of the Shareholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Macaw and Eagle, constitutes a valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the applicable court before which any proceeding therefor may be brought.

6.2. Ownership of the Covered Shares. Except as set for on Schedule A hereto: (a) the Shareholder is, as of the Agreement Date, the beneficial and record owner of the Shareholder’s Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of such Covered Shares other than those (i) created by this Agreement, or (ii) arising under applicable securities Laws, and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, such Shareholder does not own, beneficially or of record, any Eagle Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Eagle Shares) other than the Owned Shares.

6.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the compliance by the Shareholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Shareholder, (b) violate its organizational documents, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares pursuant to any Contract or obligation to which the Shareholder is a party or by which the Shareholder is subject.

b. No consent, approval, order, authorization or permit of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

6.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

6.5. No Other Arrangements. Other than this Agreement, the Shareholder does not have any agreements, arrangements or understandings of any kind with Macaw, Eagle, Merger Sub or any other Person (a) with respect to the Transfer or voting of the Covered Shares or the transactions contemplated hereby, or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Shareholder’s covenants and obligations hereunder.

7. Miscellaneous.

7.1. Other Agreements. Each Shareholder further agrees that, from and after the date hereof until the Expiration Time, such Shareholder will not, and will not permit any entity under such Shareholder’s control to (and shall procure that any such entity does not), (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal of the type described in clause (a) of the definition of the Covered Proposal and in support of any Covered Proposal of the type described in clause (b) of the definition of the Covered Proposal, (B) initiate a shareholders’ vote with respect to a Eagle Competing Proposal, or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Eagle with respect to a Eagle Competing Proposal.

7.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Macaw or Eagle any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Macaw and Eagle shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

7.3. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Eagle Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Eagle Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

7.4. Amendments and Modifications; Waivers.

a. This Agreement may be modified, amended, altered or supplemented, if and only if, such modification or amendment is in writing and signed by each of Macaw, Eagle and the Shareholder.

b. No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

7.5. Expenses. All costs and expenses incurred by any Party in connection with this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (including attorneys’ and accountants’ fees and expenses) shall be paid by the Party incurring such cost or expense.

7.6. Notices. Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:

(i)	if to Macaw, to:

Mallinckrodt plc

College Business & Technology Park

Cruiserath, Blanchardstown

Dublin 15, Ireland

Attention:  Executive Vice President and Chief Legal Officer

Email:    [***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Adam O. Emmerich

      Victor Goldfeld

      Viktor Sapezhnikov

Email:    AOEmmerich@wlrk.com

      VGoldfeld@wlrk.com

      VSapezhnikov@wlrk.com

and

Arthur Cox LLP

Ten Earlsfort Terrace

Dublin 2, Ireland

Attention:  Stephen Ranalow

Email:    stephen.ranalow@arthurcox.com

(ii)	if to Eagle, to:

Endo Inc.

9 Great Valley Parkway

Malvern, Pennsylvania 19355

Attention:  Executive Vice President, Chief Legal Officer and Secretary

Email:    [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Michael Kaplan

      Michael Davis

E-mail:    michael.kaplan@davispolk.com

      michael.davis@davispolk.com

(iii)	if to the Shareholder, to:

[  ]

or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Section 7.6.

7.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction.

b. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.7 in the manner provided for notices in Section 7.6.

c. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8. Documentation and Information. A Shareholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both Eagle and Macaw (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that to the extent legal permissible, advanced reasonable notice of any such disclosure will be provided to Eagle and Macaw before the publication of such disclosure, and the Shareholder will consider in good faith the reasonable comments of Eagle and Macaw with respect to such disclosure and otherwise cooperate with Eagle and Macaw in obtaining confidential treatment with respect to such disclosure). The Shareholder consents to and authorizes the publication and disclosure by Macaw and Eagle of such Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy Statement/Prospectus, the Registration Statement and any other disclosure document required in connection with the Transaction Agreement, the Macaw Articles Amendment, the Merger, the other transactions contemplated by the Transaction Agreement and as may otherwise be required by applicable Law, and the Shareholder acknowledges that Macaw and Eagle may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. The Shareholder agrees to promptly give Eagle and Macaw any information it may reasonably require for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Eagle and Macaw of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

7.9. Further Assurances. Each Shareholder agrees, from time to time, at the reasonable request of Macaw and Eagle and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and to otherwise carry out the intent of the Parties under this Agreement.

7.10. Inadequacy of Damages. Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the valid termination of this Agreement pursuant to Section 7.17, without proof of special damages or otherwise or posting or securing any bond, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity. The Parties’ rights in this Section 7.10 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Section 7.10 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).

7.11. Entire Agreement; Counterparts. This Agreement, together with the confidentiality agreement, dated as of [ ], between Eagle and the Shareholder (as it may be amended from time to time) and the Transaction Agreement, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).

7.12. Interpretation. All references in this Agreement to Sections and other subdivisions refer to the corresponding Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and words of similar import, refer only to the Section hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder as of the referenced time. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

7.13. Assignment. No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of each of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

7.14. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than Macaw, Eagle and the Shareholder any rights or remedies (express or implied) under or by reason of this Agreement.

7.15. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the matters contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

7.16. Non-survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement shall survive the Expiration Time.

7.17. Termination. This Agreement may be terminated with the prior written consent of each of the Parties, and shall automatically terminate (without any further action of the Parties) upon (and shall have no further force or effect as of) the Expiration Time; provided that the provisions of Sections 7.4, 7.5, 7.6, 7.7 and 7.10 through 7.17 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

MALLINCKRODT PLC

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

ENDO, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

[SHAREHOLDER]

By:
Name:
Title: